BERTOLET CAPITAL LLC AND PINNACLE VALUE FUND

CODE OF ETHICS, PERSONAL SECURITIES TRADES

1.

Definitions

(a)

“Advisory Person” of the Fund or Adviser means:

(i)

Any employee of  Fund or Adviser (or of any company in a control relationship to Fund or Adviser) who, in connection with his regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

(ii)

Any natural person in a control relationship to Fund or Adviser who obtains information concerning the recommendations made to Fund with regard to the purchase or sale of Securities by Fund.

 (b) “Adviser” means Bertolet Capital LLC.

 (c )  “Access Person” means any Trustee, Fund or Advisor officer or Advisory Person.

(d)

“Beneficial Ownership” means any securities account owned by an Access Person or Access Person’s immediate family (spouse, minor children, adults living in the same household) over which Access Person has direct or indirect control with respect to  purchase/sale of individual securities except such ownership which the Chief Compliance Officer (CCO) determines to be outside the scope of this Code of Ethics. Beneficial Ownership shall be determined under Section 16 of the Securities Exchange Act of 1934.

(e)

“Security” means any stock, debt obligations, convertible security  or other investments including warrants, options, futures contracts except that it does not include:

 (1)  Direct obligations of the U.S. Government or municipal governments.

(2)

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements.

(3)

Shares issued by open end mutual funds.

(f) “Independent Trustee” means a trustee of the Fund who is not an “interested person”

 of the Fund within the meaning of  the Investment Company Act of 1940.

(g) “Fund” is any registered investment company overseen  by the Adviser.

2. Statement of General Fiduciary Principles to govern personal investment activities:

(a)

Interests of Fund shareholders and advisory clients must be placed first at all times;

(b)

All personal securities transactions must be conducted consistent with this Code and in such manner to avoid any actual or potential conflict of interest and;

(c)

Access Persons should not take inappropriate advantage of their positions.

This Code does not attempt to identify all possible conflicts of interest and the literal compliance with each of its specific provisions will not shield Adviser personnel from liability for personal trading or other conduct that violates their fiduciary duty

3.

Important restrictions on Personnel Investing Activities

(a)

Trading prohibition- no Access Person shall buy or sell , directly or indirectly, a Security which, to his knowledge is owned by the Fund or any advisory client or likely to be owned by the Fund or an advisory client at some point in the future as specified by the Fund’s investment parameters or the investment parameters of advisory client accounts.

(b)

Because of  possible conflicts of interest and distractions inherent in personal trading, the Adviser strongly discourages trading in individual securities by Access Persons.

To the extent Access Persons wish to trade for their own accounts or accounts over which they have Beneficial Ownership, eligible securities will be limited to stocks of the S&P Global 1200 only, at the time of investment, subject to the restrictions of 3 (a) above.

(c)  Trading of futures or options on individual securities or indexes is strictly prohibited.

(d) Initial public offerings or secondary offerings- Access Persons must obtain approval from the CCO before directly or indirectly participating in these offerings.

(e)

Investments in private placements, including interests in limited partnerships are prohibited unless specifically authorized by the CCO.

(f) Any transaction in a security while in possession of material nonpublic information regarding the security or issuer of the security is strictly prohibited.

4. Reporting

(a)

Initial Holdings Reports

 Except as provided below, every Access Person shall report to the Fund, no later than 10 days after becoming an Access Person, the following information:

(1)

The title, number of shares (for equity securities) or principal amount (for debt securities) of each Security in which the Access Person has any direct or indirect Beneficial Ownership when the person became an Access Person.

(2)

Name of any broker-dealer or bank with whom Access Person maintained an account in which Access Person had Beneficial Ownership of Securities at that date.

(b) Pre-Clearance

 (1)  Prior to executing a trade, every Access Person must complete a Pre-clearance              Approval  Form showing title, number of shares, or principal amount of each security, name of  broker-dealer or bank that will execute the trade,  proposed date of trade.

This Form must be approved by the CCO  prior to execution, and within 24 hours thereof.

(2)

All Access Persons shall direct their brokers to supply the CCO, on a timely basis, duplicate confirmations of all personal securities trades and copies of periodic statements for all accounts in which he has a direct or indirect Beneficial Ownership.

 (c) Quarterly Transaction Reports

(1)

Except as provided below, no later than 10 calendar days after the end of a quarter, every Access Person, for all accounts in which he has any direct or indirect Beneficial Ownership, shall submit to the CCO a Report showing for all transactions; the transaction date, description of securities purchased or sold, shares or principal amounts involved, price executed, name of  executing broker-dealer or bank.

(d) Annual Holdings Reports

(1)  No later than Jan. 10 of each year, every Access Person shall submit to CCO a Report showing for all securities Beneficially Owned by Access Person, the name, number of shares or principal amount, and broker-dealer or bank at which securities are held.

(2)

Exceptions-Access Person may exclude from the above reports transactions involving open ended mutual funds, direct U.S. or municipal obligations, purchases that are part of a dividend reinvestment plan, purchases effected upon exercise of rights issued by an issuer pro-rata to all holders of its securities, and sales of such rights so acquired.

5.

Independent Trustees. Independent Trustees shall not be subject to the provisions of Sections 3 and 4 of the Code but shall be subject to quarterly reporting of transactions pursuant to Section 4(c ) under the following circumstances:

An Independent Trustee of the Fund need only report a transaction in a quarterly transaction report if such trustee, at the time of the transaction knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have know that, during the 15 day period immediately before or after the date of  transaction  by the trustee, that the same security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

6. Oversight of CCO. To eliminate the potential conflict of interest in having the CCO approve his own trades and monitor his own accounts, the following procedures have been established. CCO will obtain trade pre-clearance from MSS which has received a copy of the Code and is aware of personal trading restrictions. CCO will furnish MSS with copies of monthly statements and confirms for all accounts where CCO has direct or indirect Beneficial Ownership. CCO will provide MSS with a 12/31 holdings report by Jan. 10 of the following year. MSS will provide the  Trustees a quarterly certification that CCO’s trades and portfolio holdings have not violated the Code of Ethics.

7. Administration of the Code of Ethics

(a)

General Rule. The Fund and Adviser must use reasonable diligence and institute procedures reasonably necessary to prevent Code violations.

 (b).Written Report to Board of Trustees. At least annually, Fund and

       Adviser must furnish to its Board of  Trustees a written report that:

(1)

Summarizes current procedures under the Code and any changes to those procedures since the last report;

(2)

Identifies all material violations of the Code or any related procedures, and any sanctions imposed with respect thereto;

(3)

Lists any recommended changes to the Code as a result of experience, evolving industry practices or changes in applicable laws or regulations;

(4) Certifies that the Fund/Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

( c )  Certification of Compliance. Each Access Person shall certify annually that  he has:

(1)

Read and understands the Code and is subject thereto;

(2)

Complied with the requirements of the Code; and

(3)

Reported all personal securities transactions required to be disclosed under the code.

  (d)  Sanctions. Upon discovering a Code violation, the Board of  Directors/Trustees of the Fund or Adviser may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, letter of censure, suspension or termination.

(e)  Confidentiality. All reports of securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

8. Gratuity limits- Advisor may not accept gifts, entertainment or travel from broker dealers in excess of $100 per year per broker-dealer.